News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, July 22, 2014 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and nine months ended June 30, 2014.

The Company reported net income of $188,000 for the three months ended June 30, 2014, compared to net income of $193,000 for the three months ended June 30, 2013. The net income for the nine months ended June 30, 2014 was $382,000 compared to net income of $133,000 for the nine months ended June 30, 2013.

The net income per share was $0.03 for both the three months ended June 30, 2014 and June 30, 2013. The net income per share was $0.07 for the nine months ended June 30, 2014 compared to net income per share of $0.02 earned for the nine months ended June 30, 2013.

“Our third quarter produced continued improvement in the reduction of our non-performing assets, and in our core earnings, stated John Fitzgerald, President and Chief Executive Officer.  “For the first nine months of our Fiscal Year, we have reduced non-performing assets by 7.3%.  In addition, despite a difficult rate environment, our net interest margin increased for the nine month period ending June 30, 2014 to 3.34%, from 3.29% on June 30, 2013.  The results through the first nine months have improved our Book Value per share to $7.89 as of September 30, 2014.  We expect this positive momentum to continue as we head into the final quarter of our fiscal year.”

Results from Operations for the Three Months Ended June 30, 2014

Net income decreased $5,000, or 2.6%, to $188,000 during the three-month period ended June 30, 2014 compared with the three-month period ended June 30, 2013 due to lower gains on the sales of investment securities. Partially offsetting the lower gains was higher net interest income.

Net interest and dividend income increased $125,000 to $4.0 million for the three months ended June 30, 2014 from $3.9 million for the three months ended June 30, 2013. The Company’s net interest margin increased 4 basis points to 3.34% for the quarter ended June 30, 2014 compared to 3.30% for the quarter ended June 30, 2013. The yield on interest-earning assets fell 17 basis points to 4.05% for the three months ended June 30, 2014 from 4.22% for the three months ended June 30, 2013 primarily due to the lower interest rate environment. The cost of interest-bearing liabilities fell 19 basis points to 0.88% for the three months ended June 30, 2014 from 1.07% for the three months ended June 30, 2013. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

Interest and dividend income decreased $99,000, or 2.0%, to $4.9 million for the three months ended June 30, 2014 from $5.0 million for the three months ended June 30, 2013. The decrease was attributable to a 17 basis point decrease in the yield on such assets to 4.05%, which more than offset a $10.5 million, or 2.2%, increase in the average balance of interest-earning assets for the quarter ended June 30, 2014 compared with the prior year period. Interest expense decreased $224,000, or 20.8%, to $853,000 for the three months ended June 30, 2014 from $1.1 million for the three months ended June 30, 2013. The average balance of interest-bearing liabilities decreased $15.2 million, or 3.8%, between the two periods, while the cost on such liabilities fell 19 basis points to 0.88% for the quarter ended June 30, 2014 compared with the prior year period.

The provision for loan losses was $342,000 for the three months ended June 30, 2014 compared to $254,000 for the three months ended June 30, 2013. The provision for loan losses increased during the current period compared with the prior year period due to higher levels of loan charge-offs. Net charge-offs were $1.0 million for the three months ended June 30, 2014 compared to a net recovery of $162,000 for the three months ended June 30, 2013. The Company recorded charge-offs of $1.1 million and recoveries of $43,000 during the three months ended June 30, 2014.

The loan charge-offs during the three months ended June 30, 2014 resulted from write-downs of nine impaired loans. Three non-performing commercial business loans totaling $1.1 million were written down by $804,000 and six residential mortgage loans totaling $3.3 million were written down by $257,000. There was one partial recovery totaling $43,000 recorded during the quarter from a previously written down residential mortgage loans.

Non-interest income decreased $58,000, or 14.8%, to $335,000 during the three months ended June 30, 2014 compared to $393,000 for the three months ended June 30, 2013. The decrease was attributable to lower gains on the sales of investment securities.

Non-interest expenses were $3.7 million during the three months ended June 30, 2014, reflecting a $15,000, or 0.4%, decreased from the prior year period.

The Company recorded tax expense of $77,000 for the three months ended June 30, 2014, compared to $78,000 for the three months ended June 30, 2013.

Results from Operations for the Nine Months Ended June 30, 2014

The Company recorded net income of $382,000 during the nine month period ended June 30, 2014 compared to net income of $133,000 for the nine month period ended June 30, 2013. Net income increased $249,000 due primarily to higher net interest and dividend income and lower provisions for loan loss. Partially offsetting these were lower non-interest income and higher non-interest expenses.

The net interest margin increased by 5 basis points to 3.34% for the nine months ended June 30, 2014 compared to 3.29% for the nine months ended June 30, 2013. The yield on interest-earning assets fell 18 basis points to 4.08% for the nine months ended June 30, 2014 from 4.26% for the nine months ended June 30, 2013 primarily due to the lower rate environment. The cost of interest-bearing liabilities fell 21 basis points to 0.90% for the nine months ended June 30, 2014 from 1.11% for the nine months ended June 30, 2013. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

Interest and dividend income decreased $155,000, or 1.0%, to $14.6 million for the nine months ended June 30, 2014 from $14.8 million for the nine months ended June 30, 2013. The average balance of interest-earning assets increased $15.8 million, or 3.4%, while the yield on assets decreased 18 basis points to 4.08% for the nine months ended June 30, 2014 compared with the prior year period. Interest expense decreased $735,000, or 21.8%, to $2.6 million for the nine months ended June 30, 2014 from $3.4 million for the nine months ended June 30, 2013. The average balance of interest-bearing liabilities decreased $13.5 million, or 3.3%, between the two periods while the cost on such liabilities fell 21 basis points to 0.90% for the nine months ended June 30, 2014 compared with the prior year period.

The provision for loan losses was $1.1 million for the nine months ended June 30, 2014 compared to $1.7 million for the nine months ended June 30, 2013. Net charge-offs were $1.3 million for the nine months ended June 30, 2014 compared to $2.0 million for the nine months ended June 30, 2013.

The loan charge-offs during the nine months ended June 30, 2014 resulted primarily from additional write-downs of loans previously deemed impaired. Fourteen non-performing loans secured by real estate totaling $5.2 million were written down by $621,000 for the nine months based on updated valuations of the real estate securing the loans. Of these fourteen loans, six totaling $1.6 million at September 30, 2013 were transferred to other real estate owned. In addition, the Company wrote down three commercial business loans by $804,000 during the nine months ended June 30, 2014. Offsetting the charge-offs were five partial recoveries totaling $129,000 received during the nine month period.

Non-interest income decreased $390,000, or 26.7%, to $1.1 million for the nine months ended June 30, 2014 from $1.5 million for the nine months ended June 30, 2013. The decrease was attributable to lower gains on the sales of loans and investment securities as well as lower service charge income. Gains on the sale of loans decreased $228,000 to $127,000 for the nine months ended June 30, 2014 from $355,000 for the nine months ended June 30, 2013 while gains on the sale of available-for-sale investment securities decreased $85,000 to $36,000 for the nine months ended June 30, 2014 from $121,000 for the nine months ended June 30, 2013. Service charge income fell $95,000 to $576,000 for the nine months ended June 30, 2014 from $671,000 for the nine months ended June 30, 2013

Non-interest expenses increased $381,000, or 3.4%, to $11.5 million during the nine months ended June 30, 2014 from $11.1 million for the nine months ended June 30, 2013. Compensation and employee benefits expense increased $245,000, or 4.4%, to $5.8 million during the nine months ended June 30, 2014 from $5.5 million for the nine months ended June 30, 2013 due to annual merit increases for employees and the full-time hiring of a special assets manager to assist in the management and disposition of non-performing assets. Loan servicing expenses increased $182,000, or 86.3%, to $393,000 during the nine months ended June 30, 2014 from $211,000 for the nine months ended June 30, 2013 due to higher expenses incurred during the foreclosure of non-performing loans, such as the payment of real estate taxes.

The Company recorded tax expense of $106,000 for the nine months ended June 30, 2014, compared to a tax benefit of $67,000 for the nine months ended June 30, 2013. The higher tax expense was a result of higher income from operations, which increased $422,000 to $488,000 for the nine months ended June 30, 2014 from $66,000 for the nine months ended June 30, 2013.

Balance Sheet Comparison

Total assets decreased $4.7 million, or 0.9%, to $533.0 million during the nine months ended June 30, 2014 from $537.7 million at September 30, 2013. The decrease was attributable to lower balances of interest earning deposits with banks and investment securities, partially offset by higher balances of loans receivable.

Cash and interest bearing deposits with banks decreased $9.5 million, or 53.4%, to $8.3 million at June 30, 2014 from $17.8 million at September 30, 2013. The decrease was attributable to loan originations and deposit outflows.

Investment securities decreased $7.4 million to $60.9 million at June 30, 2014 from $68.3 million at September 30, 2013. The Company purchased $6.5 million of U.S. Government-sponsored enterprise obligations, received repayments totaling $10.9 million and sold securities totaling $3.0 million during the nine months ended June 30, 2014.

Total loans receivable increased $13.6 million during the nine months ended June 30, 2014 to $413.1 million and were comprised of $170.8 million (41.4%) commercial real estate loans, $161.3 million (39.0%) one-to-four family residential mortgage loans, $36.2 million (8.8%) commercial business loans, $19.6 million (4.7%) home equity lines of credit, $13.8 million (3.3%) construction loans and $11.4 million (2.8%) other loans. Expansion of the portfolio during the nine months ended June 30, 2014 occurred primarily in one-to-four family residential mortgage loans and commercial real estate, which increased $8.3 million and $7.4 million, respectively.

Total non-performing loans decreased by $2.1 million to $13.6 million at June 30, 2014 from $15.7 million at September 30, 2013. The ratio of non-performing loans to total loans decreased to 3.3% at June 30, 2014 from 3.9% at September 30, 2013.

Included in the non-performing loan totals were twenty-nine residential mortgage loans totaling $7.8 million, three construction loans totaling $2.6 million, five commercial real estate loans totaling $2.0 million, seven home equity lines of credit totaling $910,000, and three commercial business loan totaling $274,000.

During the nine months ended June 30, 2014, the allowance for loan losses decreased $213,000 to $2.8 million. The decrease in the allowance for loan loss was primarily the result of higher net loan charge-offs than provisions for loan loss. The allowance for loan losses as a percentage of non-performing loans increased to 20.6% at June 30, 2014 compared with 19.2% at September 30, 2013. At June 30, 2014, the Company’s allowance for loan losses as a percentage of total loans was 0.68% compared with 0.75% at September 30, 2013. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible continuation of the current adverse economic environment.

Other real estate owned decreased $176,000 to $14.6 million at June 30, 2014 from $14.8 million at September 30, 2013. During the three months ended June 30, 2014, the Bank sold six properties totaling $1.0 million for a net gain of $1,000. During the nine months ended June 30, 2014, the Bank sold seven properties totaling $1.2 million for a loss of $10,000 and added eight properties totaling $1.3 million resulting from foreclosure of collateral securing non-performing loans. In addition, the Bank reduced its other real estate owned balances with insurance proceeds and valuation adjustments totaling $328,000. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market improves, selling the properties to a developer and completing partially completed homes for either rental or sale.

Total deposits decreased $17.6 million, or 3.9%, to $435.7 million during the nine months ended June 30, 2014. Non-interest bearing checking accounts decreased $14.5 million, or 14.7%, to $83.9 million and money market accounts decreased $7.9 million, or 7.3%, to $99.5 million. In addition, certificate of deposit (including individual retirement accounts) balances decreased $207,000 to $153.6 million. Offsetting these decreases were increases in interest-bearing checking accounts, which increased $3.7 million, or 9.2%, to $44.2 million, and savings accounts, which increased $1.3 million, or 2.3%, to $54.6 million. The Company’s ability to fund its loan and investment activity with checking account balances contributed to the increase in its net interest margin.

Included with the total deposits at June 30, 2014 were $7.9 million in brokered certificates of deposit. At September 30, 2013 brokered certificates of deposit were $4.9 million.

The Company did not repurchase any shares during the nine months ended June 30, 2014. Through June 30, 2014, the Company had repurchased 81,000 shares at an average price of $8.33 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,815,444.

The Company’s book value per share increased to $7.89 at June 30, 2014 from $7.80 at September 30, 2013. The increase was due to the Company’s results of operations for the nine months ended June 30, 2014.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates six branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Income Statement Data:
Interest and dividend income	$4,859	$4,958	$14,641	$14,796
Interest expense	853	1,077	2,641	3,376
Net interest and dividend income	4,006	3,881	12,000	11,420
Provision for loan losses	342	254	1,082	1,695
Net interest and dividend income after
provision for loan losses	3,664	3,627	10,918	9,725
Non-interest income	335	393	1,072	1,462
Non-interest expense	3,734	3,749	11,502	11,121
Income before income tax expense	265	271	488	66
Income tax expense	77	78	106	(67)
Net income	$188	$193	$382	$133

Per Share Data:
Basic earnings per share	$0.03	$0.03	$0.07	$0.02
Diluted earnings per share	$0.03	$0.03	$0.07	$0.02
Book value per share, at period end	$7.89	$7.70	$7.89	$7.70

Selected Ratios (annualized):
Return on average assets	0.14%	0.15%	0.10%	0.03%
Return on average equity	1.65%	1.72%	1.11%	0.39%
Net interest margin	3.34%	3.30%	3.34%	3.29%

	June 30,	September 30,
	2014	2013
Balance Sheet Data:
Assets	$533,041	$537,728
Loans receivable	413,360	399,813
Allowance for loan losses	2,800	3,013
Investment securities - available for sale, at fair value	12,600	15,774
Investment securities - held to maturity, at cost	48,255	52,558
Deposits	435,745	453,328
Borrowings	46,550	32,100
Shareholders' Equity	45,869	45,320

Asset Quality Data:
Non-performing loans	$13,610	$15,656
Other real estate owned	14,580	14,756
Total non-performing assets	28,190	30,412
Allowance for loan losses to non-performing loans	20.57%	19.25%
Allowance for loan losses to total loans receivable	0.68%	0.75%
Non-performing loans to total loans receivable	3.29%	3.92%
Non-performing assets to total assets	5.29%	5.66%
Non-performing assets to total equity	61.46%	67.11%